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                                                                       Exhibit 9


                                                              [LOGO] SECURITY
                                                                     FIRST GROUP
                              Member of the London Insurance Group of Companies

                                SECURITY FIRST GROUP, INC.
                                --------------------------
                                Security First Life Insurance Company
                                Fidelity Standard Life Insurance Company
                                Security First Investment Management Corporation Security First Insurance Agency
                                Security First Financial, Inc.

November 1, 1996


Security First Life Insurance Company
11365 West Olympic Boulevard
Los Angeles, CA 90064


Ladies and Gentlemen:

I am General Counsel of Security First Life Insurance Company, and I am authorized to practice law in the State of California.

Based upon a review of such documents as I deemed necessary, I am of the opinion that the group flexible payment variable annuity contracts to be issued by Security First Life Insurance Company through the Security First Separate Account A will be legally issued and will represent binding obligations of Security First Life Insurance Company.

I hereby consent to the filing and use of this opinion in connection with the registration statement of the Security First Life Separate Account A.

Very truly yours,

/s/Richard C. Pearson

Richard C. Pearson
Senior Vice President
and General Counsel




                                                  11365 West Olympic Boulevard
                                                  Los Angeles, CA 90064
                                                  -----------------------------
                                                  (310) 312-6100  (310) 312-6327
                                                  Fax (310) 312-6392